EXHIBIT 99.1

   Qualstar Reports Fiscal 2004 Fourth Quarter and Year-End Results

    SIMI VALLEY, Calif.--(BUSINESS WIRE)--Aug. 24, 2004--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the fourth fiscal quarter and year ended June 30, 2004.

    Fiscal Fourth Quarter 2004 Financial Results

    Revenues for the fiscal 2004 fourth quarter were $7.7 million, versus $8.2 million for the same quarter of the prior year. The decrease in revenues can be primarily attributed to a decline in AIT- and SDLT-based library revenue and the lack of 9-track tape drive revenue in the fourth quarter of fiscal 2004, partially offset by higher revenue from tape libraries incorporating LTO and SAIT tape drives. Gross margin in the 2004 fourth quarter rose to 40.5 percent, compared to 36.2 percent reported in the year-ago quarter. The increase in gross margin was principally due to a favorable book to physical inventory adjustment for the fiscal year ended June 30, 2004.
    Research and development costs for the fourth quarter of fiscal 2004 were $977,000, or 12.7 percent of revenues, compared to $1.1 million, or 13.3 percent of revenues, for the year-ago quarter. Sales and marketing expenses for the 2004 fiscal fourth quarter were $958,000, or 12.4 percent of revenues, compared to $1.0 million, or
12.3 percent of revenues, in the same quarter last year. General and administrative expenses for the fourth quarter of fiscal 2004 were $937,000, or 12.2 percent of revenues, versus $1.3 million, or 16.5 percent of revenues, for the fourth quarter of fiscal 2003. In the fourth quarter of fiscal 2004, Qualstar did not incur any costs associated with its previous patent infringement dispute with Raytheon Company, resulting in a significant reduction in general and administrative expenses in the fourth quarter of fiscal 2004 compared to the year-ago period. The dispute with Raytheon was settled in April 2004.
    The Company recorded a tax provision of approximately $234,000 in the fourth quarter of fiscal 2004, resulting in an effective tax benefit rate of 16.6% for the full fiscal year 2004, compared to an effective tax rate of 33.3% for fiscal 2003. The low effective tax benefit rate in fiscal 2004 can be primarily attributed to valuation allowances established for capital losses realized on a tax basis in fiscal 2004.
    Qualstar reported income from operations of $242,000 for the fourth quarter of fiscal 2004, compared to a loss from operations of $486,000 for last year's fourth quarter. Further, the Company reported a net loss of $16,000, or breakeven per diluted share, for the fourth quarter of fiscal 2004, compared with a net loss of $43,000, or breakeven per diluted share, for last year's fourth quarter.
    Cash, cash equivalents and marketable securities were $35.8 million at June 30, 2004, compared with $36.1 million at June 30, 2003. Days sales outstanding (DSOs) were approximately 55 days at June 30, 2004, compared to approximately 50 days at June 30, 2003. Inventory turns were 2.5 times on an annualized basis for the period ended June 30, 2004, compared to 2.9 times on an annualized basis for the period ended June 30, 2003.

    Full Year 2004 Results

    Qualstar's fiscal 2004 revenues were $31.5 million, compared to $33.6 million for fiscal 2003. The Company reported a net loss of $731,000, or $0.06 per diluted share, in fiscal 2004, compared with net income of $549,000, or $0.04 per diluted share, for fiscal 2003.
    "Our fourth quarter results were in line with our expectations," said Bill Gervais, president and chief executive officer of Qualstar Corporation. "With a highly regarded and feature-rich suite of storage solutions already on the market, and a line of next-generation products currently under development, we are enhancing our sales and marketing model to build out our customer base. We believe our recent distribution agreement with Ingram Micro should help enhance our presence in the marketplace.
    "We remain on track to announce our new XLS product family in late calendar 2004, with customer shipments expected in the first half of calendar 2005. By entering the high-end enterprise-class tape storage market with a product that meets stringent customer requirements at an attractive price point, we will gain access to a new, significant market opportunity," continued Mr. Gervais.
    "As we continue our sales and development efforts, we're focused on solidifying our position as the industry's recognized reliability leader. We believe this is the right strategy to help drive Qualstar to future long-term success."

    Qualstar Corporation Conference Call

    Company management will hold a conference call to discuss its fourth quarter fiscal year 2004 results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the Investors section at www.qualstar.com. Please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 800-659-1966 or 617-614-2711 and entering passcode 29588999. An audio replay will be available through August 31, 2004, by calling 888-286-8010 or 617-801-6888 and entering passcode 49432046.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design, yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators, Original Equipment Manufacturers and Distributors. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the "N2Power" brand name to OEMs. Qualstar Corporation is publicly traded on the Nasdaq National Market under the symbol "QBAK." More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its tape libraries which incorporate LTO, SAIT and SDLT tape drives; whether the Company's initiatives to maintain and increase sales of its tape libraries based on AIT tape technology will be successful; whether development of the Company's new enterprise-class tape libraries will be completed on time and achieve customer acceptance; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; and adverse changes in market demand for tape libraries or Qualstar's products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.


                         QUALSTAR CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)

                                    ---------------- -----------------
                                     Three Months     Twelve Months
                                          Ended            Ended
                                        June 30,         June 30,
                                     2004     2003    2004     2003
                                    -------- ------- -------- --------

Net revenues                         $7,696  $8,168  $31,530  $33,557

Cost of goods sold                    4,582   5,212   19,575   21,171
                                    -------- ------- -------- --------

Gross profit                          3,114   2,956   11,955   12,386
                                    -------- ------- -------- --------

Operating expenses:
 Research and development               977   1,089    4,268    3,994
 Sales and marketing                    958   1,008    3,607    3,834
 General and administrative             937   1,345    5,420    4,428
                                    -------- ------- -------- --------
  Total operating expenses            2,872   3,442   13,295   12,256
                                    -------- ------- -------- --------

Income (loss) from operations           242    (486)  (1,340)     130

Impairment loss for other-than-
 temporary decline in investments      (160)     --     (160)      --
Investment income                       136     191      624      693
                                    -------- ------- -------- --------

Income (loss) before income taxes       218    (295)    (876)     823

Provision (benefit) for income taxes    234    (252)    (145)     274
                                    -------- ------- -------- --------

Net income (loss)                      $(16)   $(43)   $(731)    $549
                                    ======== ======= ======== ========

Earnings (loss) per share:
 Basic                               $(0.00) $(0.00)  $(0.06)   $0.04
                                    ======== ======= ======== ========
 Diluted                             $(0.00) $(0.00)  $(0.06)   $0.04
                                    ======== ======= ======== ========

Shares used to compute earnings
 (loss) per share:
 Basic                               12,593  12,582   12,577   12,579
                                    ======== ======= ======== ========
 Diluted                             12,593  12,582   12,577   12,666
                                    ======== ======= ======== ========


                         QUALSTAR CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                           ------------   ------------
                                             June 30,       June 30,
                  ASSETS                      2004           2003
                                           ------------   ------------

Current assets:
 Cash and cash equivalents                      $6,401         $6,236
 Marketable securities                          29,376         29,857
 Receivables, net of allowances of $217 as
  of June 30, 2004, and $260 as of June
  30, 2003                                       4,628          4,535
 Inventories                                     7,418          7,091
 Prepaid expenses and other current assets         470            234
 Prepaid income taxes                            1,072          1,336
 Deferred income taxes                             594            939
                                           ------------   ------------

  Total current assets                          49,959         50,228
                                           ------------   ------------

Property and equipment, net                      1,439          1,557
Other assets                                       249            311
                                           ------------   ------------
  Total assets                                 $51,647        $52,096
                                           ============   ============

   LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable                               $1,171         $1,136
 Accrued payroll and related liabilities           500            432
 Other accrued liabilities                       1,754          1,469
                                           ------------   ------------

  Total current liabilities                      3,425          3,037
                                           ------------   ------------

Deferred income taxes                              158            191

Shareholders' equity:
 Common stock, no par value; 50,000 shares
  authorized, 12,596 and 12,640 shares
  issued and outstanding as of June 30,
  2004, and June 30, 2003, respectively         20,121         20,366
 Deferred compensation                              --           (140)
 Notes from directors                              (45)          (156)
 Accumulated other comprehensive loss             (101)           (22)
 Retained earnings                              28,089         28,820
                                           ------------   ------------
  Total shareholders' equity                    48,064         48,868
                                           ------------   ------------

  Total liabilities and shareholders'
   equity                                      $51,647        $52,096
                                           ============   ============


    CONTACT: Qualstar Corporation
             Frederic T. Boyer, 805-583-7744
             fboyer@qualstar.com
               or
             Financial Relations Board
             Investor/Analyst Information:
             Amy Cozamanis, 310-407-6547
             acozamanis@financialrelationsboard.com
               or
             General Information:
             Laurie Berman, 310-407-6546
             lberman@financialrelationsboard.com